CONSENT OF INDEPENDENT AUDITORS


Smith Breeden Trust:

We consent to the use in Post-Effective Amendment No. 9 to Registration Statement No. 33-44909 of our report dated May 10, 1996 relating to the Smith Breeden Market Tracking Fund of Smith Breeden Trust (now known as Smith Breeden Equity Index Plus Fund) appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the captions "Experts" appearing in the Statement of Additional Information and "Financial Highlights" appearing in the Prospectus, which also is a part of such Registration Statement.




DELOITTE & TOUCHE LLP
Princeton, New Jersey
April 15, 1997